# 北京京西医院文件

## *Beijing Jingxi Hospital*

### *Respiratory Research Department*

***Project:*** Clinical Tests

***Subject:*** Smokers Tablet

Our Respiratory department conducted clinical tests on 800 persons who were selected using specific criteria.

The purpose of this research was to determine the effectiveness of the Smokers Tablet in cleansing the respiratory system of people who had smoked for varying periods of time.

Evaluating the effect of the Smokers Tablet in eliminating problems known to be caused by smoking, such as coughing, phlegm, pharyngoxerosis, asthma among other breathing problems.

***Method:*** Identifying changes in Lab Index of the following:

Blood conventional check
Gas analysis to artery blood
Phlegm
X-rays
Pulmonary function.

***Selection criteria:***

a) Persons who had a history of coughing, phlegm, pharyngoxerosis, asthma, and/or problems with breathing.

b) Persons who suffered from other respiratory, heart or blood vessel diseases, such as chronic bronchitis, asthma, phthisic, chronic pharyngitis or evidence of mental problems, were not included in the tests.

***Actual Selection:***

Those selected were divided into four groups.

A total of 800 persons were selected. There were 620 males and 180 females. Of these 100 - 22-35 years old
300 - 35-45 years old
400 – over 45 years old